Exhibit 99.1

Argan, Inc. Reports Third Quarter Fiscal 2024 Results

December 6, 2023 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its third quarter of fiscal year 2024, ended October 31, 2023. The Company will host an investor conference call today, December 6, 2023, at 5 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	October 31,
For the Quarter Ended:	2023	2022	Change
Revenues	$163,755	$117,875	$45,880
Gross profit	19,235	22,208	(2,973)
Gross margin %	11.7%	18.8%	(7.1)%
Net income	$5,464	$7,758	$(2,294)
Diluted per share	0.40	0.56	(0.16)
EBITDA	12,180	11,261	919
Cash dividends per share	0.30	0.25	0.05

	October 31,
For the Nine Months Ended:	2023	2022	Change
Revenues	$408,779	$336,262	$72,517
Gross profit	57,201	66,333	(9,132)
Gross margin %	14.0%	19.7%	(5.7)%
Net income	$20,340	$19,465	$875
Diluted per share	1.50	1.36	0.14
EBITDA	33,774	36,882	(3,108)
Cash dividends per share	0.80	0.75	0.05

	October 31,	January 31,
As of:	2023	2023	Change
Cash, cash equivalents and investments	$397,515	$325,458	$72,057
Net liquidity (1)	240,177	236,199	3,978
Share repurchase treasury stock, at cost	93,531	88,641	4,890
Project backlog	730,000	822,000	(92,000)

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “During the third quarter, we delivered substantial revenue growth of 39% to $164 million, demonstrating the underlying strength of our major businesses. However, as we have previously mentioned, our international subsidiary, Atlantic Projects Company (“APC”), has been impacted by operational and contractual challenges related to its

Kilroot Power Station project in Northern Ireland (the “Kilroot” project), including supply chain delays, material changes to the project, the COVID-19 omicron outbreak, the war in Ukraine and extreme weather. Certain of these challenges have escalated, and as a result, in the third quarter we recorded a pre-tax loss of approximately $10.7 million associated with the Kilroot project. Naturally, we are disappointed by these developments and are focused on navigating the completion of this project by early next year and making every effort to mitigate these losses to improve the final results of the project. Excluding the Kilroot project, Argan achieved strong consolidated gross margin, as execution was solid across all of our businesses in the third quarter.

Our businesses continue to successfully develop new opportunities in their end markets, maintaining our backlog of over $0.7 billion, which we expect to increase during the fourth quarter and next year. Our capabilities and proven track record as a full-service construction and project management partner for various types of power facilities are capturing interests and strengthening our pipeline. Importantly, our facility design and construction capabilities are energy diverse, positioning Argan as an ideal partner for the growing demand for reliable power grids and enhanced emergency power resources. We are excited about the prospects we’re seeing to help the energy industry as it transitions to meet increased demand through the establishment of both low emission and renewable power sources. With the growth in our business and strength of our balance sheet, we are pleased to enhance our commitment of returning value to our stockholders through a 20% increased quarterly dividend coupled with our currently active $125 million share repurchase program.”

Third Quarter Results

Consolidated revenues for the quarter ended October 31, 2023 were $163.8 million, an increase of $45.9 million, or 38.9%, from consolidated revenues of $117.9 million reported for the comparable prior year period. The Company experienced increased revenues at several projects, including the Shannonbridge Power Project; the Trumbull Energy Center, a large combined cycle, gas-fired power plant under construction near Lordstown, Ohio; and the three ESB FlexGen peaker plants being built in Dublin, Ireland. The increases in revenues were partially offset by decreased revenues at the Guernsey Power Station and the Maple Hill Solar energy facility, as those projects are near or at completion.

For the three-month period ended October 31, 2023, Argan reported consolidated gross profit of approximately $19.2 million, which represented a gross profit percentage of approximately 11.7% and reflected positive contributions from all three reportable business segments. However, consolidated gross profit for the quarter was adversely impacted by the Kilroot loss. Consolidated gross profit for the quarter ended October 31, 2022 was $22.2 million, representing a gross profit percentage of 18.8%.

Selling, general and administrative expenses declined by $1.3 million, to $11.4 million for the quarter ended October 31, 2023, from $12.7 million in the comparable prior year period.

For the quarter ended October 31, 2023, Argan achieved net income of $5.5 million, or $0.40 per diluted share, compared to $7.8 million, or $0.56 per diluted share, for last year’s comparable quarter. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended October 31, 2023 increased to $12.2 million compared to $11.3 million in the same period of last year.

First Nine Months Results

Consolidated revenues for the nine months ended October 31, 2023 were $408.8 million, an increase of $72.5 million, or 21.6%, from consolidated revenues of $336.3 million reported for the comparable prior year period, with the power industry and industrial construction services segments both contributing to the increase.

For the nine months ended October 31, 2023, consolidated gross profit declined to approximately $57.2 million, or consolidated gross margin of 14.0%, compared to consolidated gross profit of $66.3 million, or consolidated gross margin of 19.7%, reported for the nine months ended October 31, 2022. The decline reflects both a change in the mix of revenues and the abovementioned Kilroot project loss.

Selling, general and administrative expenses declined to $32.5 million for the nine months ended October 31, 2023, compared to $34.2 million in the comparable prior year period.

For the nine months ended October 31, 2023, Argan achieved net income of $20.3 million, or $1.50 per diluted share, versus net income of $19.5 million, or $1.36 per diluted share, for last year’s comparable period. EBITDA for the nine months ended October 31, 2023 was $33.8 million compared to $36.9 million in the same period of last year.

As of October 31, 2023, cash and liquid investments totaled $397.5 million and balance sheet net liquidity was $240.2 million; furthermore, the Company had no debt.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, December 6, 2023, at 5 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 222989. The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/49461

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until December 20, 2023, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 49461. A replay of the webcast can be accessed until December 6, 2024.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2023	2022	2023	2022
REVENUES	$163,755	$117,875	$408,779	$336,262
Cost of revenues	144,520	95,667	351,578	269,929
GROSS PROFIT	19,235	22,208	57,201	66,333
Selling, general and administrative expenses	11,375	12,667	32,467	34,226
INCOME FROM OPERATIONS	7,860	9,541	24,734	32,107
Other income, net	3,733	768	7,222	1,868
INCOME BEFORE INCOME TAXES	11,593	10,309	31,956	33,975
Income tax expense	6,129	2,551	11,616	14,510
NET INCOME	5,464	7,758	20,340	19,465
Foreign currency translation adjustments	(882)	(650)	(627)	(2,601)
Net unrealized losses on available-for-sale securities	(427)	—	(1,147)	—
COMPREHENSIVE INCOME	$4,155	$7,108	$18,566	$16,864

NET INCOME PER SHARE
Basic	$0.41	$0.56	$1.52	$1.36
Diluted	$0.40	$0.56	$1.50	$1.36

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	13,328	13,781	13,381	14,268
Diluted	13,559	13,812	13,549	14,350

CASH DIVIDENDS PER SHARE	$0.30	$0.25	$0.80	$0.75

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	October 31,	January 31,
	2023	2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$185,569	$173,947
Investments	211,946	151,511
Accounts receivable, net	49,922	50,132
Contract assets	25,391	24,778
Other current assets	41,243	38,334
TOTAL CURRENT ASSETS	514,071	438,702
Property, plant and equipment, net	10,786	10,430
Goodwill	28,033	28,033
Intangible assets, net	2,315	2,609
Deferred taxes, net	3,132	3,689
Right-of-use and other assets	5,315	6,024
TOTAL ASSETS	$563,652	$489,487

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$34,532	$56,375
Accrued expenses	83,193	49,867
Contract liabilities	156,169	96,261
TOTAL CURRENT LIABILITIES	273,894	202,503
Noncurrent liabilities	4,925	6,087
TOTAL LIABILITIES	278,819	208,590

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,332,747 and 13,441,590 shares outstanding at October 31, 2023 and January 31, 2023, respectively	2,374	2,374
Additional paid-in capital	163,154	162,208
Retained earnings	217,486	207,832
Less treasury stock, at cost – 2,495,542 and 2,386,699 shares at October 31, 2023 and January 31, 2023, respectively	(93,531)	(88,641)
Accumulated other comprehensive loss	(4,650)	(2,876)
TOTAL STOCKHOLDERS' EQUITY	284,833	280,897
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$563,652	$489,487

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATIONS TO EBITDA

(In thousands) (Unaudited)

	Three Months Ended
	October 31,
	2023	2022
Net income, as reported	$5,464	$7,758
Income tax expense	6,129	2,551
Depreciation	489	740
Amortization of intangible assets	98	212
EBITDA	$12,180	$11,261

	Nine Months Ended
	October 31,
	2023	2022
Net income, as reported	$20,340	$19,465
Income tax expense	11,616	14,510
Depreciation	1,524	2,296
Amortization of intangible assets	294	611
EBITDA	$33,774	$36,882